EXHIBIT 2

         Set forth below is a summary of acquisition and disposition of shares of the Issuer by Frost-Nevada, Limited Partnership effected from November 23, 1994 through the date of this Schedule 13D.


                  NUMBER OF SHARES          PRICE PER           TYPE OF
DATE          ACQUIRED       DISPOSED         SHARE           TRANSACTION
- - ----          --------       --------         -----           -----------

2/7/96                       228,571*        28.125     Open Market Transaction

- - -------------------
* On October 23, 1995, the Issuer effected a 1 for 14 reverse stock split, which changed the number of Shares held by the Partnership prior to February 7, 1996 from 3,200,000 to 228,571.